Exhibit 11 under Form N-1A
                                              Exhibit 24 under Item 601/Reg. S-K


               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Financial Highlights" in Post-Effective Amendment Number 17 to the Registration Statement (Form N-1A No. 33-21321) and the related Prospectus of Tower Mutual Funds (comprising respectively, Tower Capital Appreciation Fund, Tower Louisiana Municipal Income Fund, Tower Total Return Bond Fund, Tower U.S. Government Income Fund, Tower Cash Reserve Fund and Tower U.S. Treasury Money Market Fund) dated October 31, 1997 and to the incorporation by reference therein of our report dated October 13, 1997 on the financial statements and financial highlights of Tower Mutual Funds included in its Annual Report to Shareholders for the year ended August 31, 1997.

                                                           /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
October 20, 1997